EXHIBIT 10.19

December 14, 2016
Re: LSF9 Concrete Holdings Ltd. Long-Term Incentive Plan (the "Plan"; capitalized terms used herein shall have the meanings given to them in the Plan)
To all participants in the Plan:
Each of you currently participates in the Plan, and, pursuant to the Plan and an Award Agreement which each of you executed, each of you was awarded Pool Units. This letter is intended to clarify certain provisions in the Plan that relate to the Pool Units awarded to you.
Please note the following:

(a)
On and as of October 14, 2016, sponsorship of the Plan and your Award Agreement has been transferred from LSF9 Concrete Holdings Ltd. to Forterra, Inc. From and after October 1 4, 2016, all references in the Plan and your Award Agreement to "the Company" shall be deemed references to Forterra, Inc. If amounts become payable under the Plan after October 14, 2016, those amounts will be paid by Forterra, Inc.

(b)
I hereby confirm that all cash proceeds received by Lone Star Fund IX (U.S.), LP. and its affiliates ("Lone Star") in respect of Lone Star's investment in each of the following or their successors in interest: (1) Forterra plc, a public limited company incorporated under the laws of England and Wales, (2) Forterra Brick, Ltd., British Columbia company, and (3) Bricks Holdings LLC, a Delaware limited liability company, shall be considered cash proceeds received by the Company's direct and indirect equity owners in respect of a Liquidity Event for purposes of (A) determining the Cumulative IRR for purposes of the Plan and (B) whether and to what extent amounts shall be credited to the Incentive Pool under the Plan.

(c)
Notwithstanding anything to the contrary in the Plan or your individual Award Agreement, I hereby confirm that Pool Units awarded to you shall be considered fully vested, and not subject to forfeiture if you are employed by Forterra, Inc. or one of its subsidiaries on and as of the date on which Lone Star no longer holds any shares of Forterra, Inc.